                                     FRANKLIN INVESTORS SECURITIES TRUST

                                    on behalf of

                            FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND

                                               ADMINISTRATION AGREEMENT

            This Administration Agreement is made between FRANKLIN INVESTORS SECURITIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of the FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND (the “Fund”), a separate series of the Trust, and FRANKLIN ADVISERS, INC., a California Corporation (the “Administrator”).

            WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an administrator and to have an administrator perform various administrative, statistical, research, investment advisory and other services for the Fund; and

            WHEREAS, the Administrator is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, is engaged in the business of rendering administrative services to investment companies, and desires to provide these services to the Fund.

            NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.         Employment of the Administrator.  The Fund hereby employs the Administrator to administer its affairs, subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth.  The Administrator hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

2.         Obligations of and Services to be Provided by the Administrator.  The Administrator undertakes to provide the services hereinafter set forth and to assume the following obligations:

            A.        Office Space, Furnishings, Facilities, Equipment, and Personnel. The Administrator shall furnish to the Fund adequate (i) office space, which may be space within the offices of the Administrator or in such other place as may be agreed upon from time to time, and (ii) office furnishings, facilities and equipment as may be reasonably required for managing the affairs and conducting the business of the Fund, including complying with the securities reporting requirements of the United States and the various states in which the Fund does business, conducting correspondence and other communications with the shareholders of the Fund, maintaining all internal bookkeeping, accounting, auditing services and records in connection with the Fund’s investment and business activities, and computing its net asset value. The Administrator shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services.  The Administrator shall also compensate all officers and employees of the Trust who are officers or employees of the Administrator.

            B.         Provision of Information Necessary for Preparation of Securities Registration, Statements, Amendments and Other Materials.  The Administrator, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

            C.        Other Obligations and Services.  The Administrator shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Fund and its investment activities.

3.         Expenses of the Fund.  It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Administrator herein, which expenses payable by the Fund shall include:

                        A.        Fees and expenses paid to the Administrator as provided herein;

                        B.         Expenses of all audits by independent public accountants;

                        C.        Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services;

                        D.        Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

                        E.         Salaries and other compensation of any of its executive officers of the Trust who are not officers, trustees, stockholders or employees of the Administrator or its affiliates;

                        F.         Taxes levied against the Fund;

                        G.        Costs, including the interest expense, of borrowing money;

                        H.        Costs incident to meetings of the Board of Trustees, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s legal existence;

                        I.          Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

                        J.          Trustees’ fees and expenses to trustees who are not directors, officers, employees or stockholders of the Administrator or any of its affiliates;

                        K.        Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws; including the printing and mailing of prospectuses to its shareholders;

                        L.         Trade association dues; and

                        M.        The Fund’s pro rata portion of the fidelity bond, errors and omissions, and trustees and officers liability insurance premium; and

                        N.        The Fund’s portion of the cost of any proxy voting service used on its behalf.

4.         Compensation of the Administrator.  The Fund shall pay a monthly administration fee in cash to the Administrator based upon a percentage of the value of the Fund’s net assets, calculated as set forth below, on the first business day of each month in each year as compensation for the services rendered and obligations assumed by the Administrator during the preceding month.  The initial administration fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by the Trust relating to the previous month.

            A.        For purposes of calculating such fee, the value of the net assets of the Fund shall be the average daily net assets during the month for which the payment is being made, determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the daily net asset value of its shares, all as set forth more fully in the Fund’s current prospectus.  The annual rate of the administration fee payable by the Fund shall be as follows:

                        0.10% of the fund’s average daily net assets up to and including $5 billion;

0.09% of average daily net assets over $5 billion up to and including $10 billion; and

                        0.08% of average daily net assets over $10 billion.

            B.         If this Agreement is terminated prior to the end of any month, the accrued administration fee for the Fund shall be paid to the date of termination.

            C.        The Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.  The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fees, or any limitation of the Fund’s expenses, as if such waiver or limitation were full set forth herein.

5.         Activities of the Administrator.  The services of the Administrator to the Fund hereunder are not to be deemed exclusive, and the Administrator and any of its affiliates shall be free to render similar services to others.  Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and to Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Administrator or its affiliates as trustees, directors, officers, agents or stockholders and that directors, officers, agents or stockholders of the Administrator or its affiliates are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise, and that the Administrator or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, the By-Laws and the 1940 Act.

6.         Liabilities of the Administrator.

            A.      In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligation or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Funds.

            B.      Notwithstanding the foregoing, the Administrator agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Administrator or any of its affiliates or any of their officers, directors, employees or shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the shares or control of the Administrator or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, expressed approval of the Trust’s Board of Trustees; or, (ii) is within the control of the Administrator or any of its affiliates or any of their officers, trustees, employees or shareholders.  The Administrator shall not be obligated, pursuant to the provisions of this Subsection 6(B), to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Administrator or any of its affiliates from the sale of his shares of the Administrator, or similar matters.  So long as this Agreement is in effect, the Administrator shall pay to the Trust the amount due for expenses subject to Subsection 6(B) of this Agreement within 30 days after a bill or statement has been received by the Administrator therefore.  This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Administrator or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

            C.      No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Administrator, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

7.         Renewal and Termination.

            A.        This Agreement shall become effective on the date written below and shall continue in effect for one (1) year thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter as to the applicable Fund for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of such Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement (other than as Trustees of the Trust) or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on the Agreement.

            B.         This Agreement:

                        (i)           may at any time be terminated with respect to any of the Funds without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund seeking to terminate the Agreement, on sixty (60) days’ written notice to the Adviser;

                        (ii)           shall immediately terminate with respect to all of the Funds in the event of its assignment; and

                        (iii)          may be terminated by the Adviser with respect to any of the Funds on sixty (60) days’ written notice to the applicable Fund.

            C.        As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for such terms in the Act.

            D.        Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

8.         Severability.   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 1st day of March 2008.

FRANKLIN INVESTORS SECURITIES TRUST

on behalf of FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES

By:       /s/ Karen L. Skidmore____________

            Karen L. Skidmore

Title;     Vice President & Secretary

FRANKLIN ADVISERS, INC.

By:       /s/ Edward B. Jamieson____________

            Edward B. Jamieson

Title:     President & Chief Investment Officer